Exhibit 99.1

Media contact:	Investor contact:
Bobbie Egan	Lavanya Sareen
Corporate Communications	Managing Director, Investor Relations
(206) 392-5134	(206) 392-5656

April 5, 2016

Alaska Air Group Reports March 2016 Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers, SkyWest Airlines and PenAir. Detailed information is provided below.

AIR GROUP
On a combined basis, Air Group reported a 9.2 percent increase in traffic on a 9.2 percent increase in capacity compared to March 2015. Load factor increased 0.1 points to 86.2 percent. These statistics include flights operated by Alaska, Horizon, and those under third-party capacity purchase agreements.
The following table shows the operational results for March and year-to-date 2016, compared to the prior-year periods:

	March			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	2,892	2,713	6.6%	7,835	7,316	7.1%
Revenue passenger miles RPM (in millions)	3,165	2,899	9.2%	8,571	7,723	11.0%
Available seat miles ASM (in millions)	3,673	3,365	9.2%	10,453	9,257	12.9%
Passenger load factor	86.2%	86.1%	0.1 pts	82.0%	83.4%	(1.4) pts

-more-

ALASKA AIRLINES - MAINLINE
Alaska reported an 8.1 percent increase in traffic on a 7.7 percent increase in capacity compared to March 2015. Load Factor increased 0.3 points to 86.8 percent. Alaska also reported 86.4 percent of its flights arrived on time in March, compared to the 85.6 percent reported in March 2015.
The following table shows Alaska's operational results for March and year-to-date 2016, compared to the prior-year periods:

	March			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	2,090	1,956	6.9%	5,642	5,236	7.8%
RPMs (in millions)	2,845	2,633	8.1%	7,716	6,994	10.3%
ASMs (in millions)	3,278	3,044	7.7%	9,354	8,347	12.1%
Passenger load factor	86.8%	86.5%	0.3 pts	82.5%	83.8%	(1.3) pts
On-time arrivals as reported to U.S. DOT	86.4%	85.6%	0.8 pts	87.5%	85.0%	2.5 pts

REGIONAL FLYING
Regional traffic increased 20.8 percent on a 23.0 percent increase in capacity compared to March 2015. Load factor decreased 1.4 points to 80.8 percent.
The following table shows regional operational results for March and year-to-date 2016, compared to the prior-year periods:

	March			Year-to-Date
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	802	757	5.9%	2,192	2,080	5.4%
RPMs (in millions)	320	265	20.8%	855	728	17.4%
ASMs (in millions)	396	322	23.0%	1,100	910	20.9%
Passenger load factor	80.8%	82.2%	(1.4) pts	77.7%	80.0%	(2.3) pts

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves more than 100 cities through an expansive network in the Unites States, Canada, Costa Rica and Mexico. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.

# # #